I.D. Systems Reports Fourth Quarter and Full Year 2017 Results

Quarterly Revenue Up 21% to $11.2 Million; Annual Revenue Up 11% to $41.0 Million

Woodcliff Lake, NJ — March 1, 2018 — I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of enterprise asset management technology, reported results for the fourth quarter and full year ended December 31, 2017.

Management Commentary

“The fourth quarter represented a continuation of strong growth and operational momentum achieved over the last several quarters,” said I.D. Systems CEO Chris Wolfe. “More specifically, we achieved our third consecutive quarter of topline growth, improved profitability, as well as operating cash flow generation, which improved to $3.9 million in 2017. In fact, the company has been profitable on a non-GAAP earnings basis for the last three quarters.

“Operationally, we strengthened our core business and diversified our offerings in the market. In our Industrial Truck division, we saw growth in OEM and independent dealer channel sales, in addition to expanding business with strategic enterprise accounts. Also, we completed system development and production readiness of our solution with Avis Budget Group. We are working to deploy the first 50,000 systems this year, which is in line with the initial phase of their stated plan to have a fully connected fleet by 2020.

“Integration of Keytroller, which we acquired in August 2017 and is now part of our Industrial Truck division, is progressing ahead of plan, having already produced meaningful sales and product synergies. Our combined product strategy includes a new product being introduced this summer that is specifically designed for the mid- to smaller-site market. This new product’s features, pricing and ease of implementation will gain access to a new untapped market of more than five million industrial trucks worldwide. Our significant operational progress in 2017, combined with our strong balance sheet of $16.9 million in cash and investments and no debt, has established a solid foundation for us to leverage going forward.”

Fourth Quarter 2017 Financial Results

Revenue increased 21% to $11.2 million from $9.2 million in same year-ago period. The increase was primarily due to higher Rental Fleet revenue and Industrial Truck revenue.

Recurring revenue increased by 2% to $4.5 million from $4.4 million in the same period a year ago.

Gross margin increased to 50.2% from 47.4% in the same period a year ago.

Selling, general and administrative expenses were $5.9 million, compared to $5.3 million in the same year-ago period. The increase was due to the inclusion of expenses from Keytroller in the fourth quarter of 2017, which were absent in the same period a year ago.

Research and development expenses were $0.9 million, compared to $1.1 million in the same year-ago quarter.

Excluding stock-based compensation, depreciation and amortization, foreign currency translation losses, and acquisition-related expenses, non-GAAP net income totaled $200,000 or $0.01 per basic and diluted share, an improvement from non-GAAP net loss of $832,000 or $(0.06) per basic and diluted share in the same year-ago quarter.

Net loss totaled $874,000 or $(0.05) per basic and diluted share, an improvement from a net loss of $2.1 million or $(0.16) per basic and diluted share in the same year-ago quarter.

At quarter-end, the company had $16.9 million in cash, cash equivalents and marketable securities, compared with net cash of $3.9 million in the same year-ago quarter.

Full Year 2017 Financial Results

Revenue increased 11% to $41.0 million in 2017 compared to $36.8 million in the same year-ago period. The increase was primarily due to higher Rental Fleet revenue and Industrial Truck revenue.

Recurring revenue increased 4% to $18.8 million from $18.0 million in the same period a year ago.

Gross margin improved to 51.1% from 49.7% in the prior year.

Selling, general and administrative expenses increased 5% to $21.1 million in 2017 from $20.1 million in 2016, principally driven by higher expenses related to the Keytroller acquisition.

Research and development expenses decreased 13% to $4.0 million in 2017 from $4.5 million in same year-ago period.

Excluding stock-based compensation, depreciation and amortization, foreign currency translation losses, and non-recurring items, non-GAAP net loss totaled $356,000 or $(0.02) per basic and diluted share, an improvement from a non-GAAP net loss of $2.9 million or $(0.22) per basic and diluted share in the same year-ago period.

Net loss totaled $3.9 million or $(0.26) per basic and diluted share, an improvement from a net loss of $6.4 million or $(0.49) per basic and diluted share in the same year-ago period.

Net cash provided by operations was $3.9 million, an improvement from net cash used in operations of $2.5 million in 2016.

Investor Conference Call

I.D. Systems management will discuss the results of the company’s operations and business outlook on a conference call today (Thursday, March 1, 2018) at 4:45 p.m. Eastern time (1:45 p.m. Pacific time).

Company CEO Chris Wolfe and CFO Ned Mavrommatis will host the call, followed by a question and answer session where financial analysts and major institutional shareholders can ask questions.

U.S. dial-in: (877) 307-1379

International dial-in: (443) 877-4066

Conference ID: 1686315

The conference call will be broadcast simultaneously and available for replay in the investor section of the company’s website at www.id-systems.com.

If you have any difficulty connecting with the conference call, please contact I.D. Systems’ investor relations team at (949) 574-3860.

Non-GAAP Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), I.D. Systems provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP net income/loss and non-GAAP net income/loss per basic and diluted share. Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of I.D. Systems’ current financial performance. Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. Because I.D. Systems’ method for calculating the non-GAAP measures may differ from other companies’ methods, the non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliation of all non-GAAP measures included in this press release to the nearest GAAP measures can be found in the financial tables included in this press release.

About I.D. Systems

Headquartered in Woodcliff Lake, New Jersey, with subsidiaries in Texas, Florida, Germany, and the United Kingdom, I.D. Systems is a leading global provider of wireless M2M solutions for securing, controlling, tracking, and managing high-value enterprise assets, including rental cars, industrial vehicles, trailers, containers, and cargo. The Company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability. For more information, please visit www.id-systems.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. Forward-looking statements include statements with respect to I.D. Systems’ beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond I.D. Systems’ control, and which may cause its actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. For example, forward-looking statements include statements regarding: prospects for additional customers; potential contract values; market forecasts; projections of earnings, revenues, synergies, accretion or other financial information; emerging new products; and plans, strategies and objectives of management for future operations, including growing revenue, controlling operating costs, increasing production volumes, and expanding business with core customers. The risks and uncertainties referred to above include, but are not limited to, future economic and business conditions, the loss of key customers or reduction in the purchase of products by any such customers, the failure of the market for I.D. Systems’ products to continue to develop, the possibility that I.D. Systems may not be able to integrate successfully the business, operations and employees of acquired businesses, the inability to protect I.D. Systems’ intellectual property, the inability to manage growth, the effects of competition from a variety of local, regional, national and other providers of wireless solutions, and other risks detailed from time to time in I.D. Systems’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2016. These risks could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, I.D. Systems. Unless otherwise required by applicable law, I.D. Systems assumes no obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

I.D. Systems Contact

Ned Mavrommatis, CFO

ned@id-systems.com

(201) 996-9000

Investor Contact

Matt Glover

Liolios Group, Inc.

IDSY@liolios.com

(949) 574-3860

I.D. Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Data

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017
	(Unaudited)	(Unaudited)		(Unaudited)
Revenue:
Products	$5,605,000	$6,353,000	$21,366,000	$23,552,000
Services	3,621,000	4,814,000	15,456,000	17,406,000

	9,226,000	11,167,000	36,822,000	40,958,000
Cost of revenue:
Cost of products	3,690,000	3,736,000	14,036,000	13,453,000
Cost of services	1,167,000	1,822,000	4,492,000	6,578,000

	4,857,000	5,558,000	18,528,000	20,031,000

Gross profit	4,369,000	5,609,000	18,294,000	20,927,000

Operating expenses:
Selling, general and administrative expenses	5,337,000	5,869,000	20,126,000	21,053,000
Research and development expenses	1,116,000	915,000	4,536,000	3,965,000

	6,453,000	6,784,000	24,662,000	25,018,000

Loss from operations	(2,084,000)	(1,175,000)	(6,368,000)	(4,091,000)
Interest income	67,000	84,000	285,000	253,000
Interest expense	(71,000)	(94,000)	(293,000)	(342,000)
Other income	5,000	-	6,000	(1,000)

Net loss before income taxes	(2,083,000)	(1,185,000)	(6,370,000)	(4,181,000)

Income tax benefit – sale of NJ R&D tax credits	-	311,000	-	311,000

Net loss	$(2,083,000)	$(874,000)	$(6,370,000)	$(3,870,000)

Net loss per share - basic and diluted	$(0.16)	$(0.05)	$(0.49)	$(0.26)

Weighted average common shares outstanding - basic and diluted	13,097,000	16,890,000	12,984,000	14,961,000

I.D. Systems, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017

Net loss attributable to common stockholders	$(2,083,000)	$(874,000)	$(6,370,000)	$(3,870,000)
Depreciation and amortization	163,000	390,000	685,000	1,132,000
Stock-based compensation	159,000	584,000	1,658,000	2,437,000
Foreign currency translation losses	273,000	(50,000)	437,000	(456,000)
Severance expenses	656,000	-	691,000	-
Acquisition related fees	-	150,000	-	401,000

Non-GAAP (loss) income	$(832,000)	$200,000	$(2,899,000)	$(356,000)

Non-GAAP net (loss) income per share - basic and diluted	$(0.06)	$0.01	$(0.22)	$(0.02)

I.D. Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	As of December 31,
	2016	2017
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,972,000	$5,097,000
Restricted cash	305,000	306,000
Investments - short term	115,000	1,201,000
Accounts receivable, net	9,585,000	8,746,000
Financing receivables - current, net	1,766,000	1,295,000
Inventory, net	3,920,000	4,586,000
Deferred costs - current	3,750,000	4,296,000
Prepaid expenses and other current assets	3,495,000	3,627,000
Total current assets	27,908,000	29,154,000

Investments - long term	1,499,000	10,278,000
Financing receivables - less current portion	2,430,000	1,557,000
Deferred costs - less current portion	6,638,000	4,302,000
Fixed assets, net	3,075,000	2,747,000
Goodwill	1,837,000	7,318,000
Intangible assets, net	706,000	5,417,000
Other assets	153,000	159,000
	$44,246,000	$60,932,000

LIABILITIES
Current liabilities:
Short-term borrowings	$2,993,000	$-
Accounts payable and accrued expenses	7,622,000	7,440,000
Deferred revenue - current	7,197,000	9,711,000
Acquisition related contingent consideration - current	-	1,923,000

Total current liabilities	17,812,000	19,074,000

Deferred revenue - less current portion	10,066,000	7,738,000
Acquisition related contingent consideration - less current portion	-	854,000
Deferred rent	366,000	295,000

	28,244,000	27,961,000

STOCKHOLDERS’ EQUITY
Preferred stock	-	-
Common stock	129,000	183,000
Additional paid-in capital	111,844,000	133,569,000
Accumulated deficit	(91,498,000)	(95,368,000)
Accumulated other comprehensive loss	(103,000)	(578,000)
Treasury stock	(4,370,000)	(4,835,000)

Total stockholders’ equity	16,002,000	32,971,000
Total liabilities and stockholders’ equity	$44,246,000	$60,932,000

I.D. Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow Data

	Year Ended December 31,
	2016	2017
		(Unaudited)
Cash flows from operating activities:
Net loss	$(6,370,000)	$(3,870,000)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Inventory reserve	205,000	313,000
Stock based compensation expense	1,658,000	2,437,000
Depreciation and amortization	685,000	1,132,000
Bad debt expense	117,000	115,000
Contingent consideration	-	94,000
Other non-cash items	2,000	(69,000)
Changes in:
Restricted cash	(1,000)	(1,000)
Accounts receivable	1,174,000	1,597,000
Financing receivables	832,000	1,344,000
Inventory	3,027,000	87,000
Prepaid expenses and other assets	(1,120,000)	(138,000)
Deferred costs	(3,758,000)	1,790,000
Deferred revenue	2,939,000	186,000
Accounts payable and accrued expenses	(1,874,000)	(1,099,000)

Net cash (used in) provided by operating activities	(2,484,000)	3,918,000

Cash flows from investing activities:
Acquisition	-	(7,373,000)
Capital expenditures	(505,000)	(386,000)
Purchases of investments	(956,000)	(11,083,000)
Proceeds from the sale and maturities of investments	932,000	1,113,000

Net cash used in investing activities	(529,000)	(17,729,000)

Cash flows from financing activities:
Proceeds from underwritten public offering	-	16,065,000
Borrowings under revolving credit facility	14,650,000	11,655,000
Repayments under revolving credit facility	(11,657,000)	(14,648,000)
Proceeds from exercise of stock options	70,000	1,277,000
Principal payments of capital lease obligation	-	-

Net cash provided by financing activities	3,063,000	14,349,000

Effect of foreign exchange rate changes on cash and cash equivalents	433,000	(413,000)
Net increase in cash and cash equivalents	483,000	125,000
Cash and cash equivalents - beginning of period	4,489,000	4,972,000

Cash and cash equivalents - end of period	$4,972,000	$5,097,000